Exhibit 99.1

Arcimoto to Acquire Tilting Motor Works

Patented tilting trike technology will serve as foundation for new Arcimoto products aimed at micromobility

Demonstrates company’s commitment to deliver high-quality three-wheel vehicles with top safety, stability and performance capabilities

EUGENE, Ore., Jan. 25, 2021 – Arcimoto, Inc.® (NASDAQ: FUV), makers of affordable, practical, and joyful pure electric vehicles for everyday commuters and fleets, announced today that it has reached an agreement to acquire Tilting Motor Works. Under the terms of the agreement, Arcimoto will acquire the assets of Tilting Motor Works for a combination of cash and Arcimoto shares in the range of $9.25 million to $10.25 million. The transaction, which is subject to customary closing conditions, is expected to close during the first quarter of 2021.

Tilting Motor Works is the creator of the TRiO™, the leading three-wheel conversion kit for touring motorcycles. The TRiO technology allows the rider to lean naturally, maintaining performance and the thrill of the ride while increasing safety, stability and confidence. All TRiO kits come standard with the TiltLock leveling system, allowing the bike to stand up by itself, eliminating the need to put your feet down at lights or in stop-and-go traffic.

“I’ve been riding motorcycles my whole life, and after my first ride on the TRiO, I was blown away by how naturally and intuitively this three wheeler leaned into every turn,” said Terry Becker, COO of Arcimoto. “This amazing technology manages to combine the added safety and stability of a three-wheeler with the one-of-a-kind ride sensation of a two wheel bike.”

“It’s an honor to join forces with Arcimoto, a true thought-leader in the three-wheel EV space,” said Bob Mighell, founder and CEO of Tilting Motor Works, who in 2013 broke the land-speed record for 3-wheeled motorcycles at the annual Motorcycle Speed Trials held at Bonneville Salt Flats in Utah. “We will continue to build our TRiO kits that make motorcycles safer to ride, and we are thrilled to begin development on new Arcimoto products that utilize our technology to create a better, more sustainable world.”

“This acquisition is a springboard for creating a whole new line of Arcimoto products aimed at true micromobility,” said Mark Frohnmayer, Founder and CEO of Arcimoto. “Bob and I have known each other for a long time as we have built complementary technology companies in the emerging three-wheeled vehicle space. I’m very much looking forward to working with him and his team to go full tilt for ultra-efficient transportation.”

About Arcimoto, Inc.

Arcimoto (NASDAQ: FUV) develops and manufactures ultra-efficient and affordable electric vehicles to help the world shift to a sustainable transportation system. Now available to preorder customers in California, Oregon, Washington, and Florida, the Arcimoto FUV® is purpose-built for everyday driving, transforming ordinary trips into pure-electric joyrides. Available for preorder, the Deliverator® and Rapid Responder™ provide last-mile delivery and emergency response functionality, respectively, at a fraction of the cost and environmental impact of traditional gas-powered vehicles. Two additional concept prototypes built on the versatile Arcimoto platform are currently in development: the Cameo™, aimed at the film and influencer industry; and the Roadster, designed to be the ultimate on-road fun machine. Every Arcimoto vehicle is built at the Arcimoto Manufacturing Plant in Eugene, Oregon. For more information, please visit Arcimoto.com.

Safe Harbor / Forward-Looking Statements

Except for historical information, all of the statements, expectations, and assumptions contained in this press release are forward-looking statements. Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict and include, without limitation, our expectations as to vehicle deliveries, the establishment of our service and delivery network and our expected rate of production. Therefore, actual outcomes and results may, and are likely to, differ materially from what is expressed or forecasted in the forward-looking statements due to numerous factors discussed from time to time in documents which we file with the SEC. In addition, such statements could be affected by risks and uncertainties related to, among other things: our ability to manage the distribution channels for our products, including our ability to successfully implement our rental strategy, direct to consumer distribution strategy and any additional distribution strategies we may deem appropriate; our ability to design, manufacture and market vehicle models within projected timeframes given that a vehicle consists of several thousand unique items and we can only go as fast as the slowest item; our inexperience to date in manufacturing vehicles at the high volumes that we anticipate; our ability to maintain quality control over our vehicles and avoid material vehicle recalls; the number of reservations and cancellations for our vehicles and our ability to deliver on those reservations; unforeseen or recurring operational problems at our facility, or a catastrophic loss of our manufacturing facility; our dependence on our suppliers; changes in consumer demand for, and acceptance of, our products: changes in the competitive environment, including adoption of technologies and products that compete with our products; the overall strength and stability of general economic conditions and of the automotive industry more specifically; changes in laws or regulations governing our business and operations; costs and risks associated with potential litigation; and other risks described from time to time in periodic and current reports that we file with the SEC. Any forward-looking statements speak only as of the date on which they are made, and except as may be required under applicable securities laws, we do not undertake any obligation to update any forward-looking statements.

Public Relations Contact:

Megan Kathman

(651) 785-3212

pr@arcimoto.com

Investor Relations Contact:

investor@arcimoto.com